LA JOLLA PHARMACEUTICAL COMPANY PRESENTS AT AMERICAN COLLEGE OF RHEUMATOLOGY ANNUAL
SCIENTIFIC MEETING

Analyses Support Its Novel Approaches To The Treatment Of Lupus Renal Disease And Inflammation

SAN DIEGO, November 14, 2005 — La Jolla Pharmaceutical Company (Nasdaq: LJPC) today announced the presentation of new analyses of existing data demonstrating that controlling antibodies to double-stranded DNA (dsDNA) for longer periods of time results in a greater reduction in the risk of renal flare in patients with lupus renal disease. The analyses indicate that lupus patients with longer periods of sustained reductions in antibody levels are more likely to have a favorable clinical prognosis than patients with shorter periods of sustained reductions.

The Company believes these data further support the importance of controlling antibodies to dsDNA in lupus patients with a history of renal disease to reduce the risk of renal flares that can result in renal failure, the need for dialysis, or death. Riquent® (abetimus sodium), the Company’s clinical candidate for the treatment of lupus renal disease, was shown to significantly reduce antibodies to dsDNA in the Company’s Phase 2/3 and Phase 3 clinical trials.

The Company is also presenting data from its preclinical evaluation of small molecules targeting SSAO (semicarbazide-sensitive amine oxidase) for the treatment of inflammation. The data show that small molecule inhibitors of SSAO provide clinical benefit in animal models of multiple sclerosis, rheumatoid arthritis, inflammatory bowel disease and stroke.

These results will be presented today by Matthew D. Linnik, Ph.D., Chief Scientific Officer and Executive Vice President of Research of La Jolla Pharmaceutical Company, during two poster presentation sessions at the American College of Rheumatology Annual Scientific Meeting. The presentations are entitled “Progressive Reduction in Risk of Renal Flare in SLE Patients is Associated with Improved Long-Term Control of Anti-dsDNA Antibody Levels” and “Small Molecule Inhibitors of SSAO/AOC3 as Therapeutics for Inflammatory and Autoimmune Disorders.”

Fewer renal flares in patients with sustained reductions in antibodies to double-stranded DNA

The first poster presentation summarizes results from two trials of Riquent showing that patients had fewer renal flares when their antibodies to dsDNA were controlled. This responder analysis identified drug-treated and placebo-treated patients with sustained reductions in anti-dsDNA antibody levels below baseline.

The analyses focused on “minimal” responders, patients that had any reduction of antibodies to dsDNA below baseline for at least 50% of measured values.

The frequency of renal flares was significantly lower in the minimal responders, 5.5% (Phase 2/3 study) and 5.5% (Phase 3 study), compared with non-responders, 27.8% (Phase 2/3) and 26.5% (Phase 3, p<0.0001 for each study). There were 58.2% (110/189) minimal responders in the Phase 2/3 trial and 60.7% (181/298) in the Phase 3 trial.

The median percent reduction in anti-dsDNA antibody levels for the minimal responder population approached 40% below baseline and well below the minimal responder requirement of any reduction. Previously, the Company had shown that responders with at least a 10% reduction from baseline for two thirds of all values had fewer renal flares, fewer Major SLE flares, and improved health-related quality of life.

Small molecules targeting SSAO to inhibit inflammation

The second poster presentation summarizes positive animal efficacy results for several potent, selective, orally available small molecule inhibitors developed by Company scientists that are able to block both the enzymatic and adhesive functions of SSAO. Positive results were presented for animal models of general inflammation, rheumatoid arthritis, ulcerative colitis (oxazalone-induced ulcerative colitis) and multiple sclerosis (relapsing experimental autoimmune encephalomyelitis). Improved clinical scores were observed in these models whether the compounds were administered prior to the onset of disease or during active disease.

SSAO is a dual-function protein with inter-related adhesive and enzymatic functions that are activated during inflammatory conditions. Membrane-bound SSAO is an inflammation-inducible, endothelial cell adhesion molecule that mediates binding between white blood cells and activated cells that line inflamed blood vessels. These properties make it a promising target for the development of novel therapeutics to inhibit SSAO to treat inflammatory and autoimmune diseases.

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammation afflicting several million people in the United States and Europe. The Company is developing Riquent® for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its Web site: http://www.ljpc.com.

The forward-looking statements in this press release involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus (“lupus”), and any other drug candidate that we may develop, including the results of any trials or models that are ongoing or that we may initiate in the future, could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to its secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. The results from our clinical trials of Riquent, including the results of any trials that are ongoing or that we may initiate in the future, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or Europe, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any current or future trials or that any such trials will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories and will likely be reviewed as part of the Riquent approval process. Our SSAO inhibitor program is at a very early stage of development and involves comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date in our clinical trials or animal models may not be indicative of future results. In any event, regulatory authorities may require clinical trials in addition to our current clinical trial, or may not approve our drugs. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: our clear need for additional financing or a collaborative agreement; obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; our ability to pass all necessary FDA inspections; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing and sales experience; our ability to make use of the orphan drug designation for Riquent; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

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